Exhibit (a)(17)

                                  VAN ECK FUNDS
                                AMENDMENT NO. 16
                                       TO
                 THE AMENDED AND RESTATED MASTER TRUST AGREEMENT

      AMENDMENT NO. 16 to the Amended and Restated Master Trust Agreement dated as of February 6, 1992 (the "Agreement") of Van Eck Funds (the "Trust"), made as of the 2d day of May 2002.

                              W I T N E S S E T H:

      WHEREAS,  Article VII, Section 7.3 of the Agreement  provides that Section
3.6 of the Agreement may be amended at any time by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees and when authorized to do so by the vote of a majority of the outstanding voting securities as such term is defined in the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, on February 24, 1999, a majority of the Trustees voted to change the investment restrictions relating to diversification and short term borrowing, and to eliminate the restriction on pledging assets of the Investors International Gold Fund portfolio of the Trust (the "Fund"); and

      WHEREAS, on April 15, 1999, the shareholders of the Fund approved such changes to the investment restrictions; and

      WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No. 16 to the Agreement; and

      NOW, THEREFORE, the Agreement is hereby amended as follows:

      1. Article III, Section 3.6 of the Agreement is hereby amended to read as follows:

            Section 3.6 INVESTMENT RESTRICTIONS WITH RESPECT TO INTERNATIONAL INVESTORS GOLD FUND. Notwithstanding anything to the contrary in
            Section 3.2 hereof, the Trustees may not, with respect to International Investors Gold Fund ("II"), (i) purchase securities on margin, except as is necessary for the clearance of its transactions; (ii) sell short unless II may readily acquire the security sold short by virtue of its holding a right to purchase a quantity of such shorted security sufficient to cover the short;
            (iii) borrow unless for emergency or extraordinary reasons and provided such borrowings are limited to 50% of total assets, taken at cost provided that immediately after such borrowing there shall be asset coverage of at least 300%; (iv) purchase securities issued by any other investment company or investment trust, except by purchase in the open market where no commission or profit to a sponsor or dealer results from such purchase other than the

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                                                                 Exhibit (a)(17)

            customary brokerage commission or except when such purchase, though not made in the open market, is part of a plan of merger or consolidation; (v) purchase or retain securities of an issuer having an officer, director or security holder who is an officer or director of the Trust or who furnishes management or supervising services to the Trust, if at the time of such purchase or at any time thereafter any one or more of such persons owns beneficially more than 1/2 of 1% of the securities of such issuer or such persons or persons together own more than 5% of such securities (all taken at market value); and (vi) underwrite securities of other issuers."

      The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

      IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

                                                VAN ECK FUNDS


                                                By:
                                                    ----------------------------
                                                    Name: Thomas Elwood
                                                    Secretary